THIS AGREEMENT is made on                  December 2001

BETWEEN:-

(1) LLOYDS TSB COMMERCIAL FINANCE LIMITED of Boston House, Little Green, Richmond, Surrey ("the Bank")

(2) ELCOM INFORMATION TECHNOLOGY LIMITED (company number 2977666) whose registered office is at First Floor Bouverie House, 154 Fleet Street, London EC4A 2JD ("EIT")

(3) ELCOM HOLDINGS LIMITED (company number 2838561) whose registered office is at First Floor Bouverie House, 154 Fleet Street, London EC4A 2JD ("EHL")

(4) AJJP LIMITED (company number 4336259) whose registered office is at 10 Old Bailey, London EC4M 7NG ("Newco")

in relation to Debt Purchase Agreements dated 1 March 2001 made between the Bank and EIT and EHL respectively, as read in conjunction with side letters ("the Side Letters") from the Bank to each of EIT and EHL dated 16 February 2001 (together "the Debt Purchase Agreements" and individually a "Debt Purchase Agreement") as incorporating, in each case, the standard terms and conditions referred to therein ("the Standard Terms and Conditions").

1.      Interpretation

1.1 Words and expressions defined in the Debt Purchase Agreements and the Standard Terms and Conditions shall bear the same meanings where used in this Agreement, unless the context clearly does not so admit.

1.2 References below to the "Debentures" are to the All Assets Debentures dated 1 March 2001 executed by each of EIT and EHL in favour of the Bank.

1.3 References in this Agreement to the "Offer" are to the offer made on even date by EHL and EIT to Newco to sell to Newco the Assets therein mentioned and to any agreement constituted by acceptance of that offer in accordance with its terms and references to "Completion" are to Completion of that agreement as provided therein.

2.      Novation

2.1 The parties hereto agree that, with effect from Completion and subject as specifically provided below, Newco shall be solely entitled to and solely responsible for the discharge of all of the rights and obligations of EIT and EHL under the Debt Purchase Agreements, in substitution for EIT and EHL:-

        (A) as if the Debt Purchase Agreements together constitute one Debt Purchase Agreement and Newco is and has been the Client and "you" referred to in


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                                       2

                the Standard Conditions and after Completion will also continue to be so for the purposes of any Debts arising thereafter; and

        (B) subject to any variations detailed in the draft Debt Purchase Agreement attached as Appendix A.

2.2     Nothing in this Agreement shall:-

        (A) release EIT or EHL from any obligations referable to any Debts which have Vested to the extent of any monies or remittances or instruments they receive relating thereto whether before or Completion; or

        (B) operate to transfer to or impose upon Newco any obligations or security constituted by the Debentures; or

        (C) oblige EHL to EIT to guarantee or indemnify the Bank in respect of the performance by Newco of its obligations hereunder nor Newco to indemnify EHL or EIT in respect of any non-performance by them or either of them of their obligations under (i) the Debt Purchase Agreements, to the extent they should have been performed prior to Completion or (ii) this Agreement.

2.3 Nothing in this Agreement shall, as between EIT, EHL and Newco, affect their respective rights and obligations under the Offer including (without limitation) the indemnity given to Newco in respect of any Excluded Liabilities referable to the Debt Purchase Agreements or either of them.

2.4 The Bank acknowledges that pursuant to the terms of the Offer any residual ownership or other interest of EIT and EHL in the Debts and their Related Rights and all other rights and monies referable thereto will vest in Newco and (on and subject to Completion) the Bank hereby releases the same and all the other Assets (as defined in the Offer) from all security and other provisions affecting the same under the Debentures and also hereby consents to their sale to Newco under the Offer.

2.5 Newco shall as security for its obligations to the Bank hereby contemplated execute and deliver an All Assets Debenture in the form attached and such Debenture shall also be subject to the provisions of the Side Letters to the extent capable of applying to Clause 6.1.1. thereof.

3.      General

3.1 This Agreement may be executed in any number of counterparts each of which when duly executed and delivered shall constitute an original.

3.2 This Agreement may only be varied by further agreement in writing executed by all of the parties hereto.

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                                       3

3.3 Each of the parties shall execute and do such further acts and things and deeds as are necessary to give effect to the provisions of this Agreement.

3.4 Each party shall pay to its own costs and expenses incurred in connection with this Agreement save that Newco shall bear the reasonable fees and expenses of Bond Pearce incurred by the Bank in connection herewith and the related documents and Newco shall also on Completion pay to the Bank the Arrangement Fee provided in Appendix A hereto.

3.4 The provisions of Standard Conditions 19.2 (assignment), 19.3 (delay or waiver), 19.5 (no partnership) and 20 (notices and jurisdiction) of Standard Conditions shall apply mutatis mutandis to this Agreement.


IN WITNESS whereof this Agreement has been duly executed as a deed of the parties on the day and year first before written

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                                       4

EXECUTED and DELIVERED as a Deed        )
of LLOYDS TSB COMMERCIAL                )
FINANCE LIMITED in the presence of:-    )
by its Attorney P. G. Anderson in the presence of :
Kinsey
Bond Pearce
Solicitor

                        Authorised Officer


                        Authorised Officer



EXECUTED and DELIVERED as a Deed        )
of ELCOM INFORMATION                    )
TECHNOLOGY LIMITED in the presence      )
of:-                                    )


                        Director
                        /s/ Robert J. Crowell

                        Director/Secretary
                        /s/ Peter A. Rendall


EXECUTED and DELIVERED as a Deed        )
of ELCOM HOLDINGS LIMITED in the        )
presence of:-                           )

                        Director
                        /s/ Robert J. Crowell

                        Director/Secretary
                        /s/ Peter A. Rendall


EXECUTED and DELIVERED as a Deed        )
of AJJP LIMITED in the presence of:-    )


                        Director
                        /s/ Anthony Davis

                        Director/Secretary
                        /s/ Paul Rousou

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                                       5

                                   APPENDIX A
                   (Amended Form of Debt Purchase Agreement)

DATED                                       2001
------------------------------------------------




(1)     LLOYDS TSB COMMERCIAL FINANCE LIMITED


(2)     ELCOM INFORMATION TECHNOLOGY LIMITED


(3)     ELCOM HOLDINGS LIMITED


(4)     AJJP LIMITED




                   ==========================================

                               NOVATION AGREEMENT
                                  relating to
                  Debt Purchase Agreements dated 1 March 2001
                           and related documentation

                   ==========================================